Exhibit 99.1
5227 North 7th Street Phoenix, Arizona 85014 (602) 266-6700 Fax (602) 234-2264 www.zila.com
Zila CEO Departs — Company Continues To Focus On Oral Cancer Screening Business
PHOENIX—(BUSINESS WIRE)—June 13, 2007—Zila, Inc. (NASDAQ GM: ZILA), announced today that Douglas Burkett has resigned as CEO and director of Zila, effectively immediately, in order to pursue other interests.
Frank J. Bellizzi, D.M.D., Zila Executive Vice President and the President of its pharmaceutical division, will expand his leadership responsibilities while the Board addresses the CEO position. David R. Bethune, Chairman of the Board of Zila commented, “I have great confidence in Frank’s ability and look forward to working closely with him as we move forward.”
Mr. Bellizzi stated, “As an organization, we intend to aggressively drive the Company to profitability and continue to expand Zila’s leadership position in oral cancer detection.” Mr. Bellizzi has over 15 years of experience, within and beyond the Life Science industry, across operations, finance, strategic business development and investment banking. He holds an MBA from The Wharton School, a Doctorate in Dental Medicine from The University of Pennsylvania, and a Bachelor of Science degree from Georgetown University.
Zila will file its Form 10-Q on Monday, June 18 and will conduct its quarterly conference call with investors on Tuesday, June 19, 2007. Call-in information has been previously provided in a separate press release.
About Zila, Inc.
Zila, Inc., headquartered in Phoenix, is a leading oral cancer diagnostic company focused on the prevention and treatment of oral disease:
Zila is dedicated to establishing ViziLite(R) Plus as the new standard of care within the medical community for the early detection of oral abnormalities that could lead to cancer, with an initial focus on the dental market through Pro-Dentec(R), a leading designer, manufacturer and marketer of Soft Tissue Management (STM(R)) products. Sold exclusively and directly to dental professionals, Pro-Dentec’s core products include the Rota-dent(R) Professional Powered Brush, the Pro-Select3(R) Piezo-Ultrasonic Scaler System and a suite of pharmaceutical STM(R) products for both in-office and home-care use.

For more information about Zila, visit www.zila.com.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company’s control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, profitability, cash flows and capital needs. There can be no assurance that the forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate, and we disclaim any obligation to update or revise any such forward-looking statements. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to the documents we file with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended July 31, 2006, our Current Report on Form 8-K filed on December 28, 2006, and our Form 10-Q for the quarter ended January 31, 2007.
CONTACT: Zila, Inc.
Lawrence Gyenes, Chief Financial Officer, 602-266-6700
or
The Investor Relations Group
Investor Relations:
Adam Holdsworth, 212-825-3210
or
Media:
Bill Douglass, 212-825-3210
SOURCE: Zila, Inc.